QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
United States Cellular Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/	No fee required.
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
/ /	Fee paid previously with preliminary materials.
/ /	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

UNITED STATES CELLULAR CORPORATION
8410 West Bryn Mawr Avenue
Suite 700
Chicago, Illinois 60631
Phone: (773) 399-8900
Fax: (773) 399-8936

April 17, 2002

Dear Fellow Shareholders:

        You are cordially invited to attend our 2002 annual meeting on Thursday, May 16, 2002, at 10:00 a.m., Chicago time, at Harris Trust and Savings Bank, 111 West Monroe Street, Chicago, Illinois, in the auditorium on the 8th floor. At the meeting, we will report on the plans and accomplishments of United States Cellular Corporation.

        The formal notice of the meeting, our board of directors' proxy statement and our 2001 annual report to shareholders are enclosed. At the 2002 annual meeting, shareholders are being asked to elect three Class III directors.

        Our board of directors recommends a vote "FOR" its nominees for election as directors.

        Our board of directors and members of our management team will be at the annual meeting to meet with you and discuss our record of achievement and plans for the future. Your vote is important. Therefore, please sign and return the enclosed proxy card, whether or not you plan to attend the meeting.

        We look forward to visiting with you at the annual meeting.

Very truly yours,

LeRoy T. Carlson, Jr. Chairman	John E. Rooney President and Chief Executive Officer

Please help us avoid the expense of follow-up
proxy mailings to shareholders by
signing and returning the enclosed proxy card promptly

    PLEASE NOTE: Due to heightened building security, attendees of the annual meeting will be required to register for admittance and obtain a visitor's badge. A registration table will be located on the 3rd floor near the escalators. You will be asked to present a valid picture identification, such as a driver's license or passport.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
AND
PROXY STATEMENT

TO THE SHAREHOLDERS OF

UNITED STATES CELLULAR CORPORATION

        We will hold the 2002 annual meeting of the shareholders of United States Cellular Corporation (American Stock Exchange: "USM"), a Delaware corporation, at Harris Trust and Savings Bank, 111 West Monroe Street, Chicago, Illinois, in the auditorium on the 8th floor, on Thursday, May 16, 2002, at 10:00 a.m., Chicago time. At the meeting, we are asking shareholders to take the following actions:

  1.
  to elect three Class III directors; and

  2.
  to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

        We are first sending this notice of annual meeting of shareholders and Proxy Statement to you on or about April 17, 2002.

VOTING INFORMATION

What is the record date for the meeting?

        We have fixed the close of business on March 27, 2002 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting or any adjournments thereof.

        A complete list of shareholders entitled to vote at the annual meeting, arranged in alphabetical order and by voting group, showing the address of and number of shares held by each shareholder, will be kept open at the offices of U.S. Cellular, 8410 West Bryn Mawr Avenue, Suite 700, Chicago, Illinois 60631, for examination by any shareholder during normal business hours, for a period of at least ten days prior to the annual meeting.

What shares of stock entitle holders to vote at the meeting?

        We have the following classes or series of stock outstanding, each of which entitle holders to vote at the meeting:

  •
  Common Shares; and

  •
  Series A Common Shares.

        The Common Shares are listed on the American Stock Exchange under the symbol "USM."

        No public market exists for the Series A Common Shares, but the Series A Common Shares are convertible on a share-for-share basis into Common Shares.

        On March 27, 2002, U.S. Cellular had outstanding 53,051,871 Common Shares, par value $1.00 per share (excluding 1,994,397 shares held by U.S. Cellular and 22,534 shares held by a subsidiary of U.S. Cellular), and 33,005,877 Series A Common Shares, par value $1.00 per share. As of March 27, 2002, no shares of Preferred Stock, par value $1.00 per share, of U.S. Cellular were outstanding.

        Telephone and Data Systems, Inc., a Delaware corporation (American Stock Exchange Listing Symbol "TDS"), is the sole holder of Series A Common Shares and holds 37,782,826 Common Shares, representing approximately 71% of the Common Shares. By reason of such holdings, TDS has the voting power to elect all the directors of U.S. Cellular and has approximately 96% of the voting power with respect to matters other than the election of directors.

How do the classes or series of stock vote in the election of directors?

        Our board of directors is divided into three classes. Each year, one of the classes is elected to serve for three years. The terms of the Class III directors will expire at the 2002 annual meeting. Accordingly, three Class III directors are standing for election at the 2002 annual meeting. Two Class III directors will be elected by TDS as the sole holder of Series A Common Shares, and one Class III director will be elected by the holders of Common Shares, for terms expiring at the 2005 annual meeting or until their successors are elected and qualified. The following table shows certain information relating to the election of directors based on outstanding shares as of the record date:

Class or Series of Common Stock	Outstanding Shares	Number of Directors Elected by Class or Series	Number of Directors Standing for Election
Series A Common Shares	33,005,877	6	2
Common Shares	53,051,871	3	1

Total		9	3

How may shareholders vote in the election of directors?

        Holders of Common Shares may, with respect to the election of the one Class III director to be elected by the holders of Common Shares, vote FOR the election of such director nominee or WITHHOLD authority to vote for such director nominee.

        TDS, as the sole holder of Series A Common Shares may, with respect to the election of the two Class III directors to be elected by the holder of Series A Common Shares, vote FOR the election of such director nominees or WITHHOLD authority to vote for such director nominees. TDS has advised U.S. Cellular that it intends to vote FOR the board of directors' nominees for election as Class III directors.

How do I vote?

        Proxies are being requested from the holders of Common Shares in connection with the election of one Class III director. Whether or not you plan to attend the meeting, please sign and mail your proxy in the enclosed self-addressed envelope to Computershare Investor Services, 2 North LaSalle Street, Third Floor, Chicago, Illinois 60602. You have the power to revoke your proxy at any time before it is voted, and the giving of a proxy will not affect your right to vote in person if you attend the annual meeting.

How will proxies be voted?

        All properly executed and unrevoked proxies received in the accompanying form in time for the 2002 annual meeting will be voted in the manner directed on the proxies. If no direction is made, a proxy by any shareholder will be voted FOR the election of each of the named director nominees to serve as a Class III director.

        If a proxy indicates that all or a portion of the votes represented by such proxy are not being voted with respect to a particular matter, such non-votes will not be considered present and entitled to vote on such matter. However, the shares represented by such proxies may be considered present and entitled to vote on other matters and will count for purposes of determining the presence of a quorum.

What constitutes a quorum for the meeting?

        In the election of directors, where a separate vote by a class or voting group is required, the holders of a majority of the votes of the stock of such class or voting group, present in person or represented by proxy, will constitute a quorum entitled to take action with respect to that vote on that matter.

What vote is required for the election of directors?

        The election of directors requires the affirmative vote of a plurality of the voting power of the shares present in person or represented by proxy and entitled to vote on such matter at the annual meeting. Accordingly, if a quorum of such shares is present at the annual meeting, the person receiving the plurality of votes of the holders of shares entitled to vote with respect to the election of such directors will be elected to serve as a director. Because the election of each director requires only the affirmative vote of a plurality of the shares present in person or represented by proxy and entitled to vote with respect to such matter, withholding authority to vote for the nominee and non-votes with respect to the election of the directors will not affect the outcome of the election of the directors.

PROPOSAL
ELECTION OF DIRECTORS

        The nominees for election as Class III directors are identified in the table below. In the event any nominee, who has expressed an intention to serve if elected, fails to stand for election, the persons named in the proxy presently intend to vote for a substitute nominee designated by the board of directors.

Nominees

Class III Directors—Terms Scheduled to Expire in 2005

        The following persons, if elected at the 2002 annual meeting of shareholders, will serve as Class III directors until the 2005 annual meeting of shareholders, or until their successors are elected and qualified:

To be Elected by Holders of Common Shares

Name	Age	Position with U.S. Cellular and Principal Occupation	Served as Director since
J. Samuel Crowley	51	Director of U.S. Cellular and Private Investor	1998

        The board of directors recommends a vote "FOR" the above nominee by the holders of Common Shares.

To be Elected by Holder of Series A Common Shares

Name	Age	Position with U.S. Cellular and Principal Occupation	Served as Director since
LeRoy T. Carlson, Jr.	55	Chairman and Director of U.S. Cellular and President and Chief Executive Officer of TDS	1984
Walter C. D. Carlson	48	Director of U.S. Cellular, non-executive Chairman of the Board of TDS and Partner, Sidley Austin Brown & Wood, Chicago, Illinois	1989

        The board of directors recommends a vote "FOR" the above nominees by the holder of Series A Common Shares.

Background of Nominees

        J. Samuel Crowley.    J. Samuel Crowley has been a Business Strategy Consultant with Insider Marketing, a high tech marketing consulting firm, since April 2000. He was previously employed by CompUSA, Inc., a national retailer and reseller of personal computers and related products and services, for more than five years, most recently as executive vice president of operations between 1995 and 2000. Mr. Crowley is a current Class III Director who was previously elected by the holders of Common Shares.

        LeRoy T. Carlson, Jr.    LeRoy T. Carlson, Jr., has been the Chairman of U.S. Cellular, and the President and Chief Executive Officer of TDS, for more than five years. Mr. Carlson also serves on the board of directors of TDS. He is also a director and Chairman of TDS Telecommunications Corporation ("TDS Telecom"), a subsidiary of TDS which operates local telephone companies. He is the son of LeRoy T. Carlson and the brother of Walter C. D. Carlson. Mr. Carlson is a current Class III director who was previously elected by the holder of Series A Common Shares.

        Walter C. D. Carlson.    Walter C. D. Carlson has been a partner of the law firm of Sidley Austin Brown & Wood for more than five years. The law firm of Sidley Austin Brown & Wood provides legal services to U.S. Cellular and TDS on a regular basis. Mr. Carlson serves on the board of directors of TDS and was elected non-executive Chairman of the Board of the board of directors of TDS in February 2002. He is the son of LeRoy T. Carlson and the brother of LeRoy T. Carlson, Jr. Mr. Carlson is a current Class III director who was previously elected by the holder of Series A Common Shares.

        The following additional information is provided in connection with the election of directors.

Other Directors

Class I Directors—Terms Scheduled to Expire in 2003

        The following persons are current Class I directors whose terms expire at the 2003 annual meeting of shareholders:

Elected by Holders of Common Shares

Name	Age	Position with U.S. Cellular and Principal Occupation	Served as Director since
Barrett A. Toan	54	Director of U.S. Cellular and Chairman of the Board, President and Chief Executive Officer of Express Scripts, Inc.	2001

Elected by Holder of Series A Common Shares

Name	Age	Position with U.S. Cellular and Principal Occupation	Served as Director since
LeRoy T. Carlson	85	Director of U.S. Cellular and Chairman Emeritus of TDS	1987
John E. Rooney	59	President and Chief Executive Officer of U.S. Cellular	2000

Background of Class I Directors

        Barrett A. Toan.    Barrett A. Toan has been a director and the president and chief executive officer of Express Scripts, Inc., a publicly-held pharmacy benefit manager, for more than five years. He was elected chairman of the board of Express Scripts, Inc. in November 2000. He has served as a director of Sigma-Aldrich Corporation, a life science and high technology company, since November 2001.

        LeRoy T. Carlson.    LeRoy T. Carlson was appointed Chairman Emeritus of TDS in February 2002. Prior to that time, he was the Chairman of TDS for more than five years. He is a member of the TDS board of directors and is also a director of TDS Telecom. He is the father of LeRoy T. Carlson, Jr. and Walter C. D. Carlson.

        John E. Rooney.    John E. Rooney has been the President and Chief Executive Officer of U.S. Cellular since April 10, 2000. Mr. Rooney was previously employed by Ameritech Corporation for more than five years, most recently as president of Ameritech Consumer Services and, prior to that, as president of Ameritech Cellular Services. Mr. Rooney was elected to the board of directors pursuant to his employment letter agreement with U.S. Cellular described below.

Class II Directors—Terms Scheduled to Expire in 2004

        The following persons are current Class II directors whose terms expire at the 2004 annual meeting of shareholders:

Elected by Holders of Common Shares

Name	Age	Position with U.S. Cellular and Principal Occupation	Served as Director since
Paul-Henri Denuit	67	Director of U.S. Cellular and Private Investor	1988

Elected by Holder of Series A Common Shares

Name	Age	Position with U.S. Cellular and Principal Occupation	Served as Director since
Sandra L. Helton	52	Director of U.S. Cellular and Executive Vice President and Chief Financial Officer of TDS	1998
Kenneth R. Meyers	48	Director of U.S. Cellular and Executive Vice President—Finance (Chief Financial Officer) and Treasurer of U.S. Cellular	1999

Background of Class II Directors

        Paul-Henri Denuit.    Prior to retiring from Coditel S.A. at the end of May 2001, Paul-Henri Denuit served as managing director of Coditel S.A. for more than five years. He was also the chairman of its board of directors.

        Sandra L. Helton.    Sandra L. Helton was appointed Executive Vice President and Chief Financial Officer of TDS in October 2000. Ms. Helton joined TDS as Executive Vice President—Finance and Chief Financial Officer of TDS on August 10, 1998. Prior to that time, Ms. Helton was the vice president and corporate controller of Compaq Computer Corporation between 1997 and 1998. Prior to that time, Ms. Helton was employed by Corning Incorporated for more than five years, most recently as senior vice president and treasurer. Ms. Helton is also a member of the board of directors of TDS and TDS Telecom. Ms. Helton was elected to the Board of Directors of The Principal Financial Group, a global financial institution, effective May 21, 2001.

        Kenneth R. Meyers.    Kenneth R. Meyers was appointed Executive Vice President—Finance (Chief Financial Officer) and Treasurer of U.S. Cellular on March 18, 1999. Prior to that time, Mr. Meyers was Senior Vice President—Finance (Chief Financial Officer) and Treasurer of U.S. Cellular from January 1997 to March 1999. Prior to that time, he was the Vice President—Finance (Chief Financial Officer) and Treasurer of U.S. Cellular for more than five years.

COMMITTEES AND MEETINGS

Meetings of Board of Directors

        Our board of directors held six meetings during 2001. All of the directors attended at least 75% of the meetings of our board of directors held during their term of service in 2001.

Stock Option Compensation Committee

        The stock option compensation committee of our board of directors currently consists of Paul-Henri Denuit and J. Samuel Crowley. The principal functions of the stock option compensation committee are to consider and approve long-term compensation for executive officers and to consider and recommend to our board of directors new long-term compensation plans or changes in existing plans. All actions of the stock option compensation committee in 2001 were approved by unanimous consent.

Audit Committee

        The audit committee of the board of directors of U.S. Cellular, among other things, reviews external and internal audit reports and reviews recommendations made by the internal auditing staff and independent public accountants.

        The audit committee is currently comprised of three directors who are not past or present employees of U.S. Cellular or its affiliates or immediate family members of any past or present employees: J. Samuel Crowley (chairperson), Paul-Henri Denuit and Barrett A. Toan, each of whom qualifies as independent under the rules of the American Stock Exchange.

        The audit committee held four meetings during 2001. Each member of the audit committee attended at least 75% of the meetings held during such member's term on the audit committee during 2001.

REPORT OF AUDIT COMMITTEE

        This report is submitted by the current members of the audit committee of the board of directors of U.S. Cellular identified below. The audit committee operates under a written charter adopted by the U.S. Cellular board of directors.

        Management is responsible for U.S. Cellular's internal controls and the financial reporting process. U.S. Cellular has an internal audit staff, which performs testing of internal controls and the financial reporting process. U.S. Cellular's independent accountants are responsible for performing an independent audit of U.S. Cellular's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The audit committee's responsibility is to monitor and oversee these processes.

        In this context, the audit committee held meetings with management, the internal audit staff and representatives of Arthur Andersen LLP, U.S. Cellular's independent accountants for 2001. In these meetings, the audit committee reviewed and discussed the audited financial statements as of and for the year ended December 31, 2001. Management represented to the audit committee that U.S. Cellular's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and representatives of Arthur Andersen.

        The discussions with Arthur Andersen also included the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, relating to information regarding the scope and results of the audit. In particular, the audit committee reviewed with Arthur Andersen its judgment as to the quality, not just the acceptability of U.S. Cellular's accounting principles. The audit committee also received from Arthur Andersen written disclosures and a letter regarding its independence as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and this information was discussed with Arthur Andersen.

        Based on and in reliance upon these discussions, the audit committee recommended to the board of directors that the audited financial statements as of and for the year ended December 31, 2001 be included in U.S. Cellular's Annual Report on Form 10-K for the year ended December 31, 2001.

        The audit committee also determined that the payment of certain fees for non-audit services does not conflict with maintaining Arthur Andersen's independence.

        By the members of the audit committee of the board of directors of U.S. Cellular:

J. Samuel Crowley Chairperson	Paul-Henri Denuit	Barrett A. Toan

FEES PAID TO PRINCIPAL ACCOUNTANTS

        The following sets forth the aggregate fees billed by U.S. Cellular's principal accountants, Arthur Andersen LLP, for 2001:

Audit Fees (1)		$334,090
Financial Information Systems Design and Implementation Fees (2)		0
All Other Fees (3):
Federal and state tax accounting services	$1,132,639
Property tax planning assistance	79,383
Benchmarking tool subscription	12,000

Subtotal of all other fees		1,224,022

Total		$1,558,112

(1)
Represents the aggregate fees billed for professional services rendered for the audit of the annual financial statements for the year 2001 and the reviews of the financial statements included in U.S. Cellular's Form 10-Qs for 2001.

(2)
Represents the aggregate fees billed for financial information systems design and implementation (as described in Rule 2-01(c)(4)(ii) of Regulation S-X of the SEC), rendered by Arthur Andersen for the year 2001.

(3)
Represents fees billed by Arthur Andersen, as identified above, other than services covered in (1) or (2) above, for the year 2001.

INDEPENDENT PUBLIC ACCOUNTANTS

        Arthur Andersen served as our independent public accountants for the 2001 fiscal year. Representatives of Arthur Andersen are expected to be present at the 2002 annual meeting of shareholders and will have the opportunity to make a statement and to respond to appropriate questions raised by shareholders at such meeting or submitted in writing to the Secretary prior thereto.

        On March 14, 2002, Arthur Andersen was indicted on federal charges of obstruction of justice arising from the federal government's investigation of Enron Corp. Arthur Andersen has pled not guilty and indicated that it intends to contest the indictment. As a public company, we are required to file with the SEC periodic financial statements audited or reviewed by an independent public accountant. The SEC has stated that it will continue accepting financial statements audited by Arthur Andersen, and interim financial statements reviewed by it, so long as Arthur Andersen is able to make certain representations to its clients concerning audit quality controls. U.S. Cellular is monitoring developments relating to these matters and is considering the implications of such matters on our audit and quarterly review requirements.

        Although we are not required to obtain shareholder ratification of the selection of our independent public accountants, in recent years we had requested shareholders to ratify our selections of auditors at the annual meeting. As of the date of this proxy statement, U.S. Cellular's audit committee and board of directors have not concluded the selection of our auditors for 2002. U.S. Cellular has recently distributed a request for and received proposals relating to the engagement of an independent public accountant for 2002 and subsequent years. It is not expected that Arthur Andersen will be engaged to audit the 2002 financial statements. This action is not being undertaken due to any disagreements with Arthur Andersen. Because no decision relating to such matter has been made as of the date of this proxy statement, the board of directors is not submitting a proposal at the 2002 annual meeting of shareholders to request that shareholders ratify the selection of U.S. Cellular's independent public accountants for 2002. This decision will be made by the board of directors based on the recommendation of the audit committee.

EXECUTIVE OFFICERS

        The following is a table identifying our other executive officers who are currently serving but are not identified in the above tables regarding the election of directors.

Name	Age	Position with U.S. Cellular

Jay M. Ellison	49	Executive Vice President—Operations
Michael S. Irizarry	40	Executive Vice President—Chief Technology Officer
Don P. Crockford	62	Senior Vice President—Human Resources
Linda L. Baker	41	Vice President—Customer Service
Charles A. Bale	48	Vice President—Sales Operations
Alan D. Ferber	34	Vice President—Marketing
Hichem H. Garnaoui	36	Vice President—National Network Operations
Leon J. Hensen	54	Vice President—Central Operations
Conrad J. Hunter	44	Vice President—East Operations
James R. Jenkins	41	Vice President—External Affairs
Bernard J. Kocanda	50	Vice President—Business Support Services
Frank A. Marino	54	Vice President—Southwest/West Operations
John T. Quille	51	Vice President and Controller (principal accounting officer)
Thomas S. Weber	41	Vice President—Financial Services
James D. West	49	Vice President—Chief Information Officer
Kevin C. Gallagher	54	Vice President and Corporate Secretary
Michael G. Hron	57	General Counsel and Assistant Secretary

        Jay M. Ellison.    Jay M. Ellison joined our company and was appointed Executive Vice President—Operations on September 5, 2000. Prior to that time, he was vice president of sales at Ameritech Cellular Services since 1997. Between 1995 and 1997 Mr. Ellison was regional vice president/marketing manager for Ameritech in Chicago.

        Michael S. Irizarry.    Michael S. Irizarry joined our company and was appointed Executive Vice President—Chief Technology Officer on February 18, 2002. Prior to that time, he was vice president—network, for the midwest area at Verizon Wireless from 2000 to 2001. Prior to that time, he served as executive director—network for the southeast region of Bell Atlantic Mobile since February 1996.

        Don P. Crockford.    Don P. Crockford joined our company and was appointed Senior Vice President—Human Resources on September 10, 2001. Prior to that time, he was a consultant to U.S. Cellular and other companies since February 2000. Prior to that time, he was vice president-human resources and real estate at Ameritech Cellular Services between 1996 and 2000.

        Linda L. Baker.    Linda L. Baker joined our company and was appointed Vice President—Customer Service in 1997. Prior to that time, she was vice president of sales & service of Allegiance Healthcare, Inc. between 1995 and 1997.

        Charles A. Bale.    Charles A. Bale joined our company and was appointed Vice President—Sales Operations on November 9, 2000. Prior to that time, he was vice president of sales at Industar Digital PCS since 1998. From 1992 to 1997 Mr. Bale was a regional vice president for Ameritech Cellular Services.

        Alan D. Ferber.    Alan D. Ferber joined our company and was appointed Vice President—Marketing on September 1, 2001. Prior to that time, he helped found traq-wireless, Inc. and served as its vice president of business development since November 1999. Between 1993 and 1999, Mr. Ferber held a variety of leadership roles in business development, strategy, sales and marketing at Ameritech Corporation and Ameritech Cellular.

        Hichem H. Garnaoui.    Hichem H. Garnaoui was appointed Vice President—National Network Operations in March 2002. Prior to that time, he was Vice President—Engineering since May 2001. Prior to that, he held several positions at Nextel Communications Inc. from 1997 to 2001, most recently as vice president of network operations for their Mid-Atlantic region.

        Leon J. Hensen.    Leon J. Hensen was appointed Vice President—Central Operations in March 1999. Prior to that time, he was employed as General Manager for our Wisconsin/Northern Illinois cluster from 1997 to 1999. Prior to that, Mr. Hensen held the position of senior vice president and general manager of Palmer Wireless, Inc. for more than five years.

        Conrad J. Hunter.    Conrad J. Hunter was appointed Vice President—East Operations, in March 2000. Prior to that time, Mr. Hunter was employed by PrimeCo L.P. between March 1999 and February 2000, most recently as vice president and general manager of the Virginia region of PrimeCo PCS. Prior to that time, he was employed by GTE Corp. for more than five years, most recently as area general manager of business and major account sales of GTE Wireless in Nashville, Tennessee.

        James R. Jenkins.    James R. Jenkins joined our company and was appointed Vice President—External Affairs on February 1, 2002. Prior to that time, he was vice president—law at ALLTEL Communications, Inc. since July 1998. Between 1996 and 1998, Mr. Jenkins was an attorney with 360° Communications Company. Prior to that time, he was engaged in the private practice of law.

        Bernard J. Kocanda.    Bernard J. Kocanda joined our company as Vice President—Business Support Services on January 14, 2002. Prior to that time, he was director of Six Sigma at Exult Inc. since 2000. Prior to that, Mr. Kocanda was director of shared services for Kraft Foods from 1978 to 2000.

        Frank A. Marino.    Frank A. Marino was appointed to the position of Vice President—Southwest/West Operations in February 2002. Prior to that time, he was employed as our Area General Manager for New England since 1996.

        John T. Quille.    John T. Quille was appointed as a Vice President in May 1999 and has been our Controller and principal accounting officer since November 1998. Prior to that time, he was employed by us in various capacities, most recently as Director of Revenue Assurance, for more than five years.

        Thomas S. Weber.    Thomas S. Weber was appointed our Vice President—Financial Services in May 1999. Prior to that time, he was employed as our Director of Finance from October 1998 to May 1999. Prior to that, Mr. Weber held the position of Director of Financial Planning from January 1996 to September 1998.

        James D. West.    James D. West has been with U.S. Cellular for more than five years and has been our Vice President—Chief Information Officer since 1996.

        Kevin C. Gallagher.    Kevin C. Gallagher was appointed Vice President and Corporate Secretary on December 1, 2001. He was also appointed Vice President and Corporate Secretary of TDS and TDS Telecom in December 2001. Prior to that time, he was senior vice president, general counsel and secretary of 360o Communications Company between 1996 and 1998. Prior to that, Mr. Gallagher was vice president and general counsel of Sprint Cellular Company between 1993 and 1996.

        Michael G. Hron.    Michael G. Hron was appointed our General Counsel and Assistant Secretary in December 1999. He is also the General Counsel and an Assistant Secretary of TDS. Mr. Hron has been a partner of the law firm of Sidley Austin Brown & Wood for more than five years. Sidley Austin Brown & Wood provides legal services to TDS and its subsidiaries, including U.S. Cellular and its subsidiaries.

        All of our executive officers devote all their time to the affairs of U.S. Cellular, except for LeRoy T. Carlson, Jr., Kevin C. Gallagher, and Michael G. Hron. LeRoy T. Carlson, Jr., who is employed by TDS as its President and Chief Executive Officer, and Kevin C. Gallagher, who is employed by TDS as its Vice President and Corporate Secretary, devote a portion of their time to the affairs of U.S. Cellular. Michael G. Hron is a practicing attorney.

EXECUTIVE COMPENSATION

Summary of Compensation

        The following table sets forth compensation information for the President and Chief Executive Officer during 2001 and for our four most highly compensated executive officers other than the President and Chief Executive Officer for services rendered during the years ended December 31, 2001, 2000 and 1999.

Summary Compensation Table

		Annual Compensation(2)			Long-Term Compensation
Name and Principal Positions(1)	Year	Salary(3)	Bonus(4)	Other Annual Compensation(5)	Restricted Stock Awards(6)	Securities Underlying Options/SARs(7)	All Other Compensation(8)
LeRoy T. Carlson, Jr.	2001	$514,800	$250,000	—	—	—	—
Chairman—See Footnote (1)	2000	481,241	330,000	—	—	—	—
	1999	322,560	342,216	—	—	—	—
John E. Rooney(9)	2001	$485,459	$190,000	$55,414	$396,911	20,000	$20,570
President (Chief	2000	309,375	190,000	55,414	—	55,000	2,815
Executive Officer	1999	—	—	—	—	—	—
Kenneth R. Meyers	2001	$332,333	$—	$—	$213,140	16,600	$28,591
Executive Vice President—	2000	315,250	138,905	40,512	298,200	4,762	28,902
Finance (Chief Financial Officer)	1999	296,587	169,366	10,585	616,477	9,600	32,508
and Treasurer
Jay M. Ellison	2001	$318,791	$—	$—	$213,140	16,600	$6,204
Executive Vice President—	2000	85,227	77,736	—	—	4,613	75
Operations	1999	—	—	—	—	—	—
Richard W. Goehring(10)	2001	$332,333	$—	$—	$213,140	16,600	$28,473
Executive Vice President—	2000	315,250	132,405	38,616	830,700	4,762	29,342
Chief Technology Officer	1999	300,127	172,436	—	245,696	9,600	32,995

(1)
Includes the chief executive officer of U.S. Cellular during 2001 and the four most highly compensated executive officers in 2001 other than the chief executive officer. Mr. LeRoy T. Carlson, Jr., Chairman of U.S. Cellular, receives no compensation directly from U.S. Cellular. Mr. Carlson is compensated by TDS in connection with his services for TDS and TDS subsidiaries, including U.S. Cellular. A portion of Mr. Carlson's salary and bonus paid by TDS is charged to U.S. Cellular by TDS pursuant to the Intercompany Agreement discussed below under "Intercompany Agreement." Accordingly, pursuant to the requirements of the SEC, such amounts charged to U.S. Cellular by TDS are reported in the above table in addition to the information presented for the other named executive officers. The amount of Mr. Carlson's 2001 bonus has not yet been determined. Mr. Carlson does not receive any long-term compensation awards or any other compensation from U.S. Cellular. Mr. Carlson receives long-term and other compensation from TDS, but this is not charged to U.S. Cellular.

(2)
Does not include the discount amount of any employee stock purchase plan since such plans are generally available to all eligible salaried employees. Does not include the value of any perquisites and other personal benefits, securities or property because the aggregate amount of such compensation is less than the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officers above.

(3)
Represents the dollar value of base salary (cash and non-cash) earned by the named executive officer during the fiscal year identified.

(4)
Represents the dollar value of bonus (cash and non-cash) earned by the named executive officer during the fiscal year identified, except for 2001. Final bonuses for 2001 have not been determined for Messrs. Carlson, Meyers, Ellison and Goehring. The amount listed above for Mr. Carlson represents the approximate amount expected to be allocated to U.S. Cellular for 2001 based on a partial advance of his 2001 bonus by TDS.

(5)
Represents the fair market value as of the grant date of phantom stock units of our Common Shares credited to such officer with respect to deferred bonus compensation. See "Bonus Deferral and Company Match Awards." Mr. Carlson also receives a credit of phantom stock units with respect to TDS Common Shares but this is not charged to U.S. Cellular. Because the bonus for 2001 has not yet been determined for Messrs. Meyers, Ellison and Goehring, the dollar value of the Company match phantom stock units cannot be determined at this time.

(6)
In, 1999, 2000 and 2001, the Stock Option Compensation Committee approved a grant of performance share awards ("Performance Share Awards"), as detailed below. The amount reported is an actual award.

In
1999, the Stock Option Compensation Committee approved a grant of retention shares ("1999 Retention Awards"), to the persons detailed below.

In
2000, the Stock Option Compensation Committee approved a grant of 1999 Retention Awards to Richard W. Goehring.

The
following table summarizes the restricted stock awards:

	John E. Rooney	Kenneth R. Meyers	Jay M. Ellison	Richard W. Goehring
Granted in 1999:
1999 Retention Awards:
Vested 9/15/00	—	3,750	—	—
Vested 3/15/01	—	3,750	—	—

Total Granted in 1999	—	7,500	—	—

Grant Date Dollar Value	—	$370,781	—	—

Performance Share Awards:
1998 Retention Program Performance Award—Vested 12/15/99	—	2,646	—	2,646
1999 Performance Award—Vests 3/31/02	—	2,938	—	2,938

Total Granted in 1999	—	5,584	—	5,584

Grant Date Dollar Value	—	$245,696	—	$245,696

Total Grant Date Dollar Value for 1999	—	$616,477	—	$245,696

Granted in 2000:
1999 Retention Awards:
Vested 1/31/01	—	—	—	3,750
Vests 1/31/02	—	—	—	3,750

Total granted in 2000	—	—	—	7,500

Grant Date Dollar Value	—	—	—	$532,500

Performance Share Awards:
1998 Retention Program Performance Share Award—Vested 12/15/00	—	2,447	—	2,447
2000 Performance Award—Vests 3/31/03	—	1,753	—	1,753

Total Granted in 2000	—	4,200	—	4,200

Grant Date Dollar Value	—	$298,200	—	$298,200

Total Grant Date Dollar Value for 2000	—	$298,200	—	$830,700

Granted in 2001:
2001 Performance Award—Vests 3/31/04	6,682	3,322	3,322	3,322

Total Grant Date Dollar Value for 2001	$396,911	$213,140	$213,140	$213,140

Summary of Restricted Stock Outstanding at 12/31/01
Unvested shares of restricted stock as of 12/31/01	6,682	8,013	3,322	11,763

Dollar Value as of 12/31/01	$302,361	$362,588	$150,321	$532,276

        The Grant Date Dollar Value of the above awards is calculated using the closing price of the Common Shares on the award date. The Dollar Value as of December 31, 2001 is calculated using the closing price of our Common Shares on December 31, 2001 of $45.25.

(7)
Represents the number of shares of our common stock subject to stock options awarded during the fiscal year identified. No stock appreciation rights ("SARs") were awarded, either on a stand-alone basis or in tandem with options, during any of the identified fiscal years.

(8)
Includes contributions by us for the benefit of the named executive officer under the TDS Tax-Deferred Savings Plan ("TDSP"), the TDS Pension Plan ("Pension Plan"), the TDS Supplemental Executive Retirement Plan ("SERP"), and the dollar value of any insurance premiums paid during the covered fiscal year with respect to life insurance for the benefit of the named executive ("Life Insurance"), as indicated below for 2001:

	John E. Rooney	Kenneth R. Meyers	Jay M. Ellison	Richard W. Goehring
TDSP	$6,120	$6,120	$3,017	$6,120
Pension Plan	7,788	7,788	2,703	7,788
SERP	4,410	14,174	—	13,784
Life Insurance	2,252	509	484	781

Total	$20,570	$28,591	$6,204	$28,473

(9)
Mr. Rooney was hired as President and Chief Executive Officer on April 10, 2000. U.S. Cellular entered into an employment letter agreement with Mr. Rooney which is described below.

(10)
Mr. Goehring resigned as an officer effective March 1, 2002. U.S. Cellular entered into a retirement agreement with Mr. Goehring which is described below.

General Information Regarding Options and SARs

        The following tables show, as to the executive officers who are named in the Summary Compensation Table, information regarding options and/or SARs.

Individual Option Grants in 2001

	Number of Securities Underlying Options Granted(2)					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Terms(5)
		% of Total Options Granted to Employees(3)
Name(1)			Exercise Price	Market Price(4)	Expiration Date
						5%	10%
John E. Rooney
2001 Automatic Options (6)	20,000	3.6%	$59.40	$59.40	3/31/11	$747,127	$1,893,366
Kenneth R. Meyers
2001 Automatic Options (7)	16,600	3.0%	$64.16	$64.16	3/31/11	$669,808	$1,697,425
Jay M. Ellison
2001 Automatic Options (7)	16,600	3.0%	$64.16	$64.16	3/31/11	$669,808	$1,697,425
Richard W. Goehring
2001 Automatic Options (7)	16,600	3.0%	$64.16	$64.16	3/31/11	$669,808	$1,697,425

(1)
Mr. LeRoy T. Carlson, Jr., does not receive options from U.S. Cellular. Mr. Carlson receives long-term compensation from TDS, but this is not charged to U.S. Cellular by TDS.

(2)
Represents the number of shares underlying options awarded to the named executive during the fiscal year.

(3)
Represents the percent of total shares underlying options awarded to employees during the fiscal year.

(4)
Represents the per share fair market value of our shares as of the award date.

(5)
Represents the potential realizable value of each grant of options, assuming that the market price of our shares appreciates in value from the award date to the end of the option term at the indicated annualized rates.

(6)
Such options were granted as of May 29, 2001, and become exercisable with respect to 20% of the shares underlying the option on March 31 of each year beginning in 2002 and ending in 2006.

(7)
Such options were granted as of May 8, 2001, and become exercisable with respect to 20% of the shares underlying the option on March 31 of each year beginning in 2002 and ending in 2006.

No SARs were granted in 2001.

Aggregated Option/SAR Exercises in 2001 and
Aggregated December 31, 2001 Option/SAR Value

	2001		As of December 31, 2001
			Number of Securities Underlying Unexercised Options/SARs (4)
					Value of Unexercised In-the-Money Options/SARs (5)
Name (1)	Shares Acquired on Exercise (2)	Value Realized (3)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John E. Rooney
2001 CEO Automatic Options(6)	—	$—	—	20,000	$—	$—
2000 CEO Initial Options(7)	—	—	11,000	44,000	—	—

Total	—	$—	11,000	64,000	$—	$—

Kenneth R. Meyers
2001 Automatic Options(8)	—	$—	—	16,600	$—	$—
2000 Automatic Options(9)	—	—	952	3,810	—	—
1999 Automatic Options(10)	—	—	3,840	5,760	4,800	7,200
1998 Automatic Options(11)	—	—	3,840	3,840	43,430	43,430
1997 Automatic Options(12)	—	—	3,840	1,920	76,800	38,400

Total	—	$—	12,472	31,930	$125,030	$89,030

Jay M. Ellison
2001 Automatic Options(8)	—	$—	—	16,600	$—	$—
2000 Initial Options(13)	—	—	922	3,691	—	—

Total	—	$—	922	20,291	$—	$—

Richard W. Goehring
2001 Automatic Options(8)	—	$—	—	16,600	$—	$—
2000 Automatic Options(9)	—	—	952	3,810	—	—
1999 Automatic Options(10)	—	—	3,840	5,760	4,800	7,200
1998 Automatic Options(11)	3,840	42,470	—	3,840	—	43,430
1997 Automatic Options(12)	3,840	75,840	—	1,920	—	38,400

Total	7,680	$118,310	4,792	31,930	$4,800	$89,030

(1)
Mr. LeRoy T. Carlson, Jr., does not receive options or SARs from U.S. Cellular. Mr. Carlson receives long-term compensation from TDS, but this is not charged to U.S. Cellular by TDS.

(2)
Represents the number of our Common Shares with respect to which Options or SARs were exercised.

(3)
Represents the aggregate dollar value realized upon exercise, based on the difference between the fair market value of such shares on the date of exercise and the aggregate exercise price.

(4)
Represents number of shares subject to free-standing options and/or free-standing SARs, as indicated, as of December 31, 2001. All options listed above are transferable to permitted transferees.

(5)
Represents the aggregate dollar value of in-the-money, unexercised options and/or SARs held at December 31, 2001, based on the difference between the exercise price and $45.25, the closing price of our Common Shares on December 31, 2001.

(6)
The 2001 CEO Automatic Options become exercisable in annual increments of 20% on March 31 of each year beginning in 2002 and ending in 2006, and are exercisable until March 31, 2011 at an exercise price of $59.40.

(7)
The 2000 CEO Initial Options become exercisable with respect to 20% of the shares underlying the option on April 10 of each year beginning in 2001 and ending in 2005, and are exercisable until April 10, 2010 at an exercise price of $69.19.

(8)
The 2001 Automatic Options become exercisable in annual increments of 20% on March 31 of each year beginning in 2002 and ending in 2006, and are exercisable until March 31, 2011 at an exercise price of $64.16.

(9)
The 2000 Automatic Options become exercisable in annual increments of 20% on March 31 of each year beginning in 2001 and ending in 2005, and are exercisable until March 31, 2010 at an exercise price of $71.00.

(10)
The 1999 Automatic Options become exercisable in annual increments of 20% on March 31 of each year beginning in 2000 and ending in 2004, and are exercisable until March 31, 2009 at an exercise price of $44.00.

(11)
The 1998 Automatic Options become exercisable in annual increments of 20% on March 31 of each year beginning in 1999 and ending in 2003, and are exercisable until March 31, 2008 at an exercise price of $33.94.

(12)
The 1997 Automatic Options become exercisable in annual increments of 20% on March 31 of each year beginning in 1998 and ending in 2002, and are exercisable until May 14, 2007 at the exercise price of $25.25.

(13)
The 2000 Initial Options become exercisable with respect to 20% of the shares underlying the option on September 1 of each year beginning in 2001 and ending in 2005, and are exercisable until September 1, 2010 at an exercise price of $73.31.

Pension Plan and Supplemental Benefit Agreement

        We previously adopted the TDS Wireless Companies' Pension Plan (the "Wireless Pension Plan"). The Wireless Pension Plan, a qualified noncontributory defined contribution pension plan, provided pension benefits for our employees. Under the Wireless Pension Plan, pension contributions were calculated separately for each participant, based on a fixed percentage of the participant's qualifying compensation, and are funded currently. The amounts of the annual contributions for the benefit of the named executive officers are included above in the Summary Compensation Table under "All Other Compensation."

        Effective January 1, 2001, the TDS Employees' Pension Trust (the "TDS Target Pension Plan") was merged with and into the Wireless Pension Plan and the new merged plan is titled the TDS Pension Plan. All of the plan assets which had been held for the TDS Target Pension Plan and the Wireless Pension Plan were combined to be held on a consolidated basis for the new TDS Pension Plan, which will pay all benefits which previously accrued under both the TDS Target Pension Plan and the Wireless Pension Plan and all future pension plan accruals. All eligible participants who have been receiving a pension benefit contribution based on a fixed percentage of their qualifying compensation under the Wireless Pension Plan will continue to be eligible for such benefit under the TDS Pension Plan.

        We have also adopted a Supplemental Executive Retirement Plan ("SERP") to provide supplemental benefits under the Wireless Pension Plan and effective January 1, 2001, the TDS Pension Plan. The SERP was established to offset the reduction of benefits caused by the limitation on annual employee compensation which can be considered for tax qualified pension plans under the Internal Revenue Code. The SERP is a nonqualified deferred compensation plan and is intended to be unfunded. The amounts of the accruals for the benefit of the named executive officers are included above in the Summary Compensation Table under "All Other Compensation."

Employment Letter Agreement with John E. Rooney

        Pursuant to an offer letter which was accepted by John E. Rooney on March 28, 2000 relating to his employment as President and Chief Executive Officer, Mr. Rooney is entitled to a base salary at the annual rate of $450,000 per year through December 31, 2000, with a performance review following year-end 2000. The letter agreement provides that Mr. Rooney would receive a minimum bonus prorated for nine months of 2000 of $169,000 and starting in 2001, a target bonus opportunity of 50% of his base salary for the year. Pursuant to the letter agreement, Mr. Rooney received a grant of stock options with respect to 55,000 Common Shares, as disclosed above. The letter agreement provides that Mr. Rooney is also entitled to an annual grant of restricted stock beginning March 31, 2001, and to a seat on the U.S. Cellular Board of Directors.

Deferred Compensation Agreements

        Richard W. Goehring is a party to an executive deferred compensation agreement pursuant to which he had a specified percentage of his gross compensation deferred and credited to a deferred compensation account. The deferred compensation account is credited with interest compounded monthly, computed at a rate equal to one-twelfth of the sum of the average thirty-year Treasury Bond rate plus 1.25 percentage points until the deferred compensation amount is paid to the executive. The amount of deferred compensation is included in and reported with all other non-deferred compensation in the "Summary Compensation Table." No amount is included in the Summary Compensation Table for the interest earned on such deferred compensation because such interest rate is intended to approximate a market rate.

Retention Agreement

        U.S. Cellular entered into a retention agreement with Kenneth R. Meyers as of September 13, 1999. This agreement provides that, in the event of a qualified termination of Mr. Meyers' employment with U.S. Cellular, U.S. Cellular will make certain payments to Mr. Meyers. A qualified termination is a termination by U.S. Cellular without cause, as defined in such agreement, or by Mr. Meyers for good reason, as defined in such agreement. The payment will consist of the sum of (1) the difference between the fair market value and the exercise price of options to acquire Common Shares held by Mr. Meyers which are cancelled and (2) the fair market value of shares of restricted stock held by Mr. Meyers which are forfeited, in each case as a result of the qualified termination of Mr. Meyers' employment with U.S. Cellular.

Retirement Agreement

        U.S. Cellular and Richard Goehring have entered into an agreement relating to his retirement from U.S. Cellular. Pursuant to such agreement, Mr. Goehring resigned as an officer effective March 1, 2002 but will continue to be an employee until May 31, 2003. Between March 1, 2002 and May 31, 2003, he will continue to receive his existing base salary and participate in regular retirement, incentive, welfare and fringe benefit plans. Mr. Goehring will be eligible to receive 40% of his base salary as a target bonus for the year 2002 but will not receive a bonus for 2003. U.S. Cellular will pay certain health continuation premiums for Mr. Goehring through December 1, 2004.     Additionally, upon retirement from U.S. Cellular on May 31, 2003, U.S. Cellular will enter into a consulting agreement with Mr. Goehring for a term of two years with a guaranteed annual fee of $30,000.

Loan Agreements

        Alan D. Ferber, Vice President—Marketing, was indebted to U.S. Cellular for a maximum amount of $200,000 during 2001 in connection with his relocation to the Chicago area. This indebtedness does not accrue interest and is payable on demand.

Bonus Deferral and Company Match Awards

        The 1998 Long Term Incentive Program permits employees selected by the stock option compensation committee to defer all or a portion of their annual bonus to a deferred compensation account ("Deferral Program"). The executive officers who have deferred their bonuses are identified in the Summary Compensation Table above. See footnote 5 to such table. If a selected employee elects to defer all or a portion of his or her annual bonus under the Deferral Program, we will allocate a match award to the employee's deferred compensation account in an amount equal to the sum of (1) 25% of the deferred bonus amount which is not in excess of one-half of the employee's gross bonus for the year and (2) 33 1/3% of the deferred bonus amount which is in excess of one-half of the employee's gross bonus for the year. The fair market value of the matched stock units are reported in the Summary Compensation Table under "Other Annual Compensation." An employee will be fully vested in the deferred bonus amounts credited to his or her deferred compensation account. One-third of the U.S. Cellular match award credited to the employee's deferred compensation account will become vested on each of the first three anniversaries of the last day of the year for which the applicable bonus is payable, provided that such employee is an employee of U.S. Cellular or an affiliate on such date and the deferred bonus amount has not been withdrawn or distributed before such date. Amounts credited to an employee's deferred compensation account will be deemed to be invested in phantom Common Shares at the time the amounts are credited to the deferred compensation account. An employee will receive an amount equal to his or her vested deferred compensation account balance on the earlier of the date specified by the employee or when he or she terminates employment with U.S. Cellular and all its affiliates. Our board of directors may determine that all match awards will become fully vested upon certain changes of control of U.S. Cellular.

Compensation of Directors

        Our board of directors has approved a compensation plan (the "Non-Employee Directors' Plan") for non-employee directors. A non-employee director is a director who is not an employee of U.S. Cellular, TDS or TDS Telecom. The purpose of the Non-Employee Directors' Plan is to provide reasonable compensation to non-employee directors in connection with their services to U.S. Cellular in order to induce qualified persons to become and serve as non-employee members of our board of directors.

        The Non-Employee Director Plan provides that each non-employee director will receive an annual director's fee of $24,000 payable immediately prior to our annual meeting of shareholders. It also provides that each non-employee director will receive a fee of $1,000, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with travel to, and attendance at, each regularly scheduled or special meeting of our board of directors. The Non-Employee Director Plan also provides that each non-employee director will receive a fee of $750, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with travel to, and attendance at, each meeting of the audit committee, stock option compensation committee or other committee established by resolution of our board of directors.

        The Non-Employee Director Plan further provides that each non-employee director will be entitled to elect to receive up to fifty percent (50%) of the annual fee by the delivery of our Common Shares having a fair market value as of the date of payment equal to such percentage of the annual fee. Under the Non-Employee Director Plan, each non-employee director will be entitled to elect to receive up to thirty-three percent (33%) of each committee meeting's fee by the delivery of our Common Shares having a fair market value as of the date of payment equal to such percentage of such fee.

        Under the Non-Employee Director Plan, for purposes of determining the number of Common Shares deliverable in connection with any of the foregoing elections, the fair market value of a Common Share will be the average closing price of our Common Shares as reported in the American Stock Exchange Composite Transactions section of The Wall Street Journal for the twenty trading days ending on the third trading day before the annual meeting of shareholders or the date of the committee meeting, as applicable. Our board of directors has reserved 10,000 Common Shares for issuance pursuant to the Non-Employee Director Plan.

Executive Officer Compensation Report

        This report is submitted by LeRoy T. Carlson, Jr., Chairman of U.S. Cellular, who in effect functions as the compensation committee of our board of directors, except with respect to long-term compensation, and by the stock option compensation committee, which approves long-term compensation for the executive officers of U.S. Cellular.

        The Chairman, who is also the President and Chief Executive Officer of TDS, is paid by TDS and receives no compensation directly from U.S. Cellular. (See Footnote (1) to the Summary Compensation Table.)

        The stock option compensation committee currently consists of Paul-Henri Denuit and J. Samuel Crowley. The stock option compensation committee approves long-term compensation for executive officers of U.S. Cellular. The stock option compensation committee is composed of members of our board of directors who are not officers or employees of TDS or U.S. Cellular or their subsidiaries.

        Our compensation policy for executive officers is intended to provide incentives for the achievement of corporate and individual performance goals and to provide compensation consistent with the financial performance of U.S. Cellular. Our policy is based on the belief that the incentive compensation performance goals for executive officers should be based on factors over which such officers have significant control and which are important to our long-term success. It is also believed that compensation paid should be appropriate in relation to our financial performance and should be sufficient to enable us to attract and retain individuals possessing the talents required for our long-term successful performance.

        Executive compensation consists of both annual and long-term compensation. Annual compensation consists of a base salary and bonus. We evaluate the base salary and bonus of each executive officer on an annual basis. Annual compensation decisions are based partly on annual performance measures, as described below. Long-term compensation is intended to compensate executives primarily for their contributions to long-term increases in shareholder value. Long-term compensation is generally provided through the grant of stock options, restricted stock and stock appreciation rights under the 1998 Long Term Incentive Program.

        The process of determining salary begins with establishing an appropriate salary for each officer, based on the particular duties and responsibilities of the officer, as well as salaries for comparable positions at other companies in the cellular telephone and similar industries. These other companies may include those in the peer group index described below under "Stock Performance Chart," as well as other companies in the telecommunications industry and other industries with similar characteristics. The Vice President of Human Resources of TDS and the President of U.S. Cellular provide the Chairman with information about executive compensation at other companies, as reported in proxy statements of comparable companies and salary surveys published by various organizations. The Chairman uses these sources and makes a determination of appropriate ranges for each executive officer, based on the recommendations of the President of U.S. Cellular with respect to all officers other than the President of U.S. Cellular. The base salary of each officer is set at a level considered to be appropriate in the judgment of the Chairman based on an assessment of the responsibilities and performance of such officer, taking into account our performance, that of other comparable companies, the industry, and the overall economy during the immediately preceding year. (No written or formal salary survey is prepared nor is there formal documentation of the ranges considered appropriate in the judgment of the Chairman.) Instead, the Chairman makes the determination of the appropriate ranges based on the information available to him. The salaries of the President and the other executive officers are believed to be at or slightly higher than the median of the range considered to be appropriate in the judgment of the Chairman.

        Annually, the nature and extent of each executive officer's personal accomplishments and contributions for the year are evaluated by our President. With regard to all executive officers other than the Chairman and the President, the President evaluates the information in terms of the personal objectives established by the President or other direct supervisor for such executive officer for the performance appraisal period. The President also makes an assessment of how well we did as a whole during the year and the extent to which the executive officer contributed to the results. Except as discussed below for the bonus program, no specific measures of performance are considered determinative in the base salary compensation decisions of executive officers. Instead, the facts and circumstances are taken into consideration by the President and the Chairman in their executive compensation decisions. Ultimately, it is the informed judgment of the Chairman based on the recommendation of the President that determines an executive's base salary based on the total mix of information rather than on any specific measures of performance.

        In addition, the executive officers participated in either the 2001 Bonus Program for Executive Vice Presidents or the 2001 Bonus Program for Vice Presidents (collectively the "2001 Bonus Program"). The objectives of the 2001 Bonus Program for senior corporate staff are:

  •
  to provide suitable incentives for our senior corporate management to extend their best efforts to achieve superior results in relation to key performance targets;

  •
  to reward suitably our senior corporate management team in relation to their success in meeting and exceeding these performance targets; and

  •
  to help us attract and retain talented leadership in positions of critical importance to our success.

        The 2001 Bonus Program was designed to generate a targeted 2001 bonus pool in an amount equal to 35-40% of the aggregate of the base salaries of our executive officers other than the President. Under the 2001 Bonus Program, the size of the target bonus pool is increased or decreased depending on our 2001 achievements with respect to the performance categories. No bonus pool is paid under such plan if minimum performance levels are not achieved in these categories. The maximum bonus pool that could be generated, which would require exceptional performance in all areas, would be an amount equal to 70-80% of the aggregate base salaries of our executive officers other than the President.

        Financial personnel prepare for the President and Chairman calculations which determine whether the objective performance categories discussed above have been met, exceeded or not met in any fiscal year. The Chairman also receives numerous performance measures and financial statistics prepared by our financial personnel. This financial information includes the audited financial statements of U.S. Cellular, as well as internal financial statements such as budgets and their results, operating statistics and analyses. The Chairman is not limited in his analysis to such information, and may consider such other factual or subjective factors as he deems appropriate in making his compensation decisions.

        The base salary and bonus ranges and actual compensation of our President (chief executive officer) are determined in a manner similar to the foregoing, but with some differences. In addition to the factors described above for all executive officers in general, the Chairman considers compensation paid to chief executive officers of other comparable companies, including those which are divisions or subsidiaries of parent companies. No written or formal list of specific companies is prepared. Instead, the Chairman is provided with various sources of information about executive compensation at other companies by the Vice President of Human Resources of TDS. These sources include compensation reported in proxy statements of comparable companies and salary surveys published by various organizations. The Chairman uses these sources and makes a determination of appropriate sources, companies and ranges for the President. The base salary of the President is set within a range considered to be appropriate in the judgment of the Chairman based on an assessment of the particular responsibilities and performance of such officer, taking into account our performance (as discussed above), other comparable companies, the industry and the overall economy during the period. No written or formal salary survey is prepared nor is the range considered to be appropriate in the judgment of the Chairman formally documented. The base salary of John E. Rooney as President for 2000 was $450,000 per year, of which he received $309,375 for 2000 since his employment date of April 10, 2000. The base salary of Mr. Rooney for 2001 was increased to $485,459, representing an increase of approximately 7.9%. Such salary is believed to be at or slightly higher than the median of the range considered to be appropriate in the judgment of the Chairman. The range considered to be appropriate by the Chairman is based on his informed judgment, using the information provided to him by the Vice President of Human Resources of TDS, as discussed above. The range is not based on any formal analysis nor is there any documentation of the range which the Chairman considers appropriate in making his compensation decisions for the President. Mr. Rooney's final 2000 bonus was $190,000. Pursuant to the employment letter agreement described above, Mr. Rooney's minimum required prorated bonus for 2000 was $169,000. Beginning in 2001, Mr. Rooney's target bonus opportunity will be 50% of his base salary for the year and be based on the Chairman's assessment of U.S. Cellular's results for the year compared to the results targeted in the bonus program for senior corporate management for such year.

        No specific measures of performance are considered determinative in the compensation of the President. As with the other executive officers, all facts and circumstances are taken into consideration by the Chairman in his executive compensation decisions for the President. Ultimately, it is the informed judgment of the Chairman that determines the salary and bonus for the President. With respect to the President's bonus, the Chairman does consider the results of the 2001 Bonus Program and bases the amount of the bonus to a large degree upon the results of U.S. Cellular as measured by the performance objectives set by the 2001 Bonus Program. However, with respect to the President, the relationship of the bonus to such performance measures is not applied mechanically and involves a substantial amount of judgment on the part of the Chairman based on the total mix of information.

        Our performance is a determinant of the number of stock options which will be awarded and exercisable with respect to the executive officers. As indicated under the table "Individual Option Grants in 2001," the named executive officers (excluding the Chairman) received automatic option grants from U.S. Cellular in 2001 based on the achievement of certain levels of corporate and individual performance for 2000.

        Section 162(m) of the Code.    Subject to certain exceptions, section 162(m) of the Internal Revenue Code generally provides a $1 million annual limit on the amount that a publicly held corporation is allowed to deduct as compensation paid to each of the corporation's chief executive officer and the corporation's other four most highly compensated officers. We do not believe that the $1 million deduction limitation should have a material effect on us in the near future, but if that circumstance changes, we will consider ways to maximize the deductibility of executive compensation, while retaining the discretion necessary to compensate executive officers in a manner commensurate with their performance and the competitive environment for executive talent.

        The above Executive Officer Compensation Report is submitted by the Chairman of U.S. Cellular, LeRoy T. Carlson, Jr., and by Paul-Henri Denuit and J. Samuel Crowley, the members of the stock option compensation committee.

Stock Performance Chart

        The following chart graphs the performance of the cumulative total return to shareholders (stock price appreciation plus dividends) during the previous five years in comparison to returns of the Standard & Poor's 500 Composite Stock Price Index and a peer group index. The peer group index was constructed specifically for us and includes the following cellular telephone companies: ALLTEL Corp., Centennial Communications Corp. (formerly known as Centennial Cellular Corp.) (Class A), Rural Cellular Corp. (Class A), U.S. Cellular and Western Wireless Corp. (Class A). In calculating the peer group index, the returns of each company in the group have been weighted according to such company's market capitalization at the beginning of the period.

COMPARATIVE FIVE-YEAR TOTAL RETURNS*
U.S. Cellular, S&P 500, Peer Group
(Performance results through 12/31/01)

	1996	1997	1998	1999	2000	2001
U.S. Cellular	$100.00	$111.21	$136.32	$362.11	$216.14	$162.33
S&P 500	$100.00	$133.36	$171.48	$207.56	$188.66	$166.24
Peer Group	$100.00	$129.25	$184.05	$394.89	$276.50	$254.13

*
Cumulative total return assumes reinvestment of dividends.

        Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in our common stock, S&P 500, and Peer Group.

Compensation Committee Interlocks and Insider Participation

        LeRoy T. Carlson, Jr., President and Chief Executive Officer of TDS, makes annual executive compensation decisions for TDS, other than for himself. The stock option compensation committee of TDS makes annual executive compensation decisions for the President of TDS and approves long-term compensation awards for the executive officers of TDS. The TDS stock option compensation committee is comprised of members of the TDS board of directors who are not officers or employees of TDS or any of its subsidiaries and who are not directors of any TDS subsidiaries. LeRoy T. Carlson, Jr., is a member of the board of directors of TDS and U.S. Cellular. Mr. Carlson is also the Chairman of U.S. Cellular and, as such, approves annual compensation for executive officers of U.S. Cellular. He is compensated by TDS for his services to TDS and all of its subsidiaries. However, TDS is reimbursed by us for a portion of Mr. Carlson's salary and bonus paid by

TDS, pursuant to the intercompany agreement described below. See Footnote (1) to the Summary Compensation Table above. John E. Rooney, a director and President of U.S. Cellular, participated in executive compensation decisions for U.S. Cellular, other than for himself. Long-term compensation for our executive officers is approved by our stock option compensation committee, which currently consists of Paul-Henri Denuit and J. Samuel Crowley. Our stock option compensation committee is comprised of members of our board of directors who are not officers or employees of TDS or U.S. Cellular or their subsidiaries.

        LeRoy T. Carlson, Jr. and Walter C. D. Carlson, directors of U.S. Cellular, are trustees and beneficiaries of the voting trust which controls TDS, which controls U.S. Cellular, and LeRoy T. Carlson, a director of U.S. Cellular, is a beneficiary of such voting trust. See "Security Ownership of Certain Beneficial Owners and Management." LeRoy T. Carlson, LeRoy T. Carlson, Jr., Walter C. D. Carlson and Sandra L. Helton, directors of U.S. Cellular, are also directors of TDS. See "Election of Directors." We have entered into a number of arrangements and transactions with TDS. Some of these arrangements were established at a time prior to our initial public offering when TDS owned more than 90% of our outstanding capital stock and were not the result of arm's-length negotiations. There can be no assurance that such arrangements will continue or that the terms of such arrangements will not be modified in the future. If additional transactions occur in the future, there can be no assurance that the terms of such future transactions will be favorable to us or will continue to provide us with the same level of support for our financing and other needs as TDS has provided in the past. The principal arrangements that exist between U.S. Cellular and TDS are summarized below.

Exchange Agreement

        U.S. Cellular and TDS are parties to an exchange agreement dated July 1, 1987, as amended as of April 7, 1988.

        Common Share Purchase Rights; Potential Dilution.    The exchange agreement granted TDS the right to purchase additional Common Shares of U.S. Cellular sold after our initial public offering, to the extent necessary for TDS to maintain its proportionate interest in our Common Shares. For purposes of calculating TDS's proportionate interest in our Common Shares, the Series A Common Shares are treated as if converted into Common Shares. Upon notice to U.S. Cellular, TDS is entitled to subscribe to each issuance in full or in part at its discretion. If TDS decides to waive, in whole or in part, one or more of its purchase opportunities, the number of Common Shares subject to purchase as a result of subsequent issuances will be further reduced.

        If TDS elects to exercise its purchase rights, it is required to pay cash for all Common Shares issued to it by us, unless otherwise agreed. In the case of sales by us of Common Shares for cash, TDS is required to pay the same price per Common Share as the other buyers. In the case of sales for consideration other than cash, TDS is required to pay cash equal to the fair market value of such other consideration as determined by our board of directors. Depending on the price per Common Share paid by TDS upon exercise of these rights, the issuance of Common Shares by us pursuant thereto could have a dilutive effect on our other shareholders. The purchase rights described above are in addition to the preemptive rights granted to TDS as a holder of Series A Common Shares under our restated certificate of incorporation.

        Funding of License Costs.    Through the date of our initial public offering, TDS had funded or made provisions to fund all the legal, engineering and consulting expenses incurred in connection with the wireline application and settlement process and that portion of the price of cellular interests acquired by purchase that represented the cost of cellular licenses. Pursuant to the exchange agreement, as amended, TDS has agreed to fund as an additional capital contribution, without the issuance of additional stock or the payment of any other consideration to TDS, additional costs associated with the acquisition of the additional cellular interests that we had a right to acquire at the time of the initial public offering. Through December 31, 2001, TDS had funded costs totaling approximately $67.2 million. TDS is obligated under the exchange agreement to make additional capital contributions to us under certain circumstances. Currently TDS has no obligations with respect to additional capital contributions.

        RSA Rights.    Under the exchange agreement: (a) TDS retained all its rights to file applications for and obtain the wireline licenses to operate cellular systems in Rural Service Areas ("RSAs"); (b) TDS retained the right to exchange these RSA rights for additional interests in cellular systems in which we have an interest or interests in cellular systems within the same or other Metropolitan Statistical Areas ("MSAs") or in RSAs; (c) TDS retained the right to acquire telephone, paging or other non-cellular companies with interests in cellular systems; (d) TDS retained the right to acquire interests in RSAs in which we indicated we did not desire to participate; and (e) the rights referred to in (a), (b), (c) and (d) above were to remain the property of TDS unless transferred to us for appropriate consideration.

        Right of Negotiation.    For certain interests, if TDS desires to sell its interest in any RSA, TDS is required to give us the opportunity to negotiate for such interest, subject to TDS being legally able to transfer the interest free of any restrictions on its sale or transfer. If we desire to purchase any interest so offered, TDS is required to negotiate with us concerning the terms and conditions of the transaction, including the price and the method of payment. If we are unable to agree with TDS on the terms and conditions of the transaction during a 60-day negotiation period, TDS would thereafter be under no obligation to offer the interest to us, except if TDS proposed to sell the interest within a year after the end of the negotiation period at a price equal to or lower than our highest written offer during the negotiation period. In such case, we would have the right to purchase the interest at that price.

        Corporate Opportunity Arrangements.    Our restated certificate of incorporation, as amended, provides that, so long as at least 500,000 Series A Common Shares are outstanding, we may not, without the written consent of TDS, engage in any non-cellular activities. We have been informed that TDS intends to give its consent to the acquisition of any non-cellular interest that is incidental to the acquisition of a cellular interest. However, TDS could impose conditions on any such consent, including a requirement that we resell any non-cellular interest to TDS or that we give TDS the right of first refusal with respect to such sale.

        Our restated certificate of incorporation, as amended, also restricts the circumstances under which we are entitled to claim that an opportunity, transaction, agreement or other arrangement to which TDS, or any person in which TDS has or acquires a financial interest, is or should be our property. In general, so long as at least 500,000 Series A Common Shares are outstanding, we will not be entitled to any such "corporate opportunity" unless it relates solely to the construction of, the ownership of interests in, and/or the management of, cellular telephone systems, and then only if such corporate opportunity did not arise in any way as a result of the rights otherwise retained by TDS. Our restated certificate of incorporation allows us to pursue future opportunities to provide cellular service and design, consulting, engineering and construction management services for cellular telecommunications systems located outside the United States.

Tax Allocation Agreement

        We have entered into a tax allocation agreement with TDS under which we have agreed to join in filing consolidated Federal income tax returns with the TDS affiliated group unless TDS requests otherwise. Pursuant to such agreement, TDS files Federal income tax returns and pays Federal income taxes for all members of the TDS consolidated group, including U.S. Cellular and its subsidiaries. U.S. Cellular and its subsidiaries pay TDS for Federal taxes based on the amount they would pay if they were filing a separate return as their own affiliated group and were not included in the TDS group. These payments are based on the average tax rate (excluding the effect of tax credits) of the TDS affiliated group. Any deficiency in tax thereafter proposed by the IRS for any consolidated return year that involves income, deductions or credits of U.S. Cellular or its subsidiaries, and any claim for refund of tax for any consolidated return year that involves such items, will be contested or prosecuted at the sole discretion of TDS and at our expense. To the extent that any deficiency in tax or refund of tax is finally determined to be attributable to the income, deductions or credits of U.S. Cellular, such deficiency or refund will be payable by or to us.

        If we cease to be a member of the TDS affiliated group, and for a subsequent year U.S. Cellular and its subsidiaries are required to pay a greater amount of Federal income tax than they would have paid if they had not been members of the TDS group after June 30, 1987, TDS will reimburse us for the excess amount of tax, without interest. In determining the amount of reimbursement, any profits or losses from new business activities acquired by us or our subsidiaries after we leave the TDS group will be disregarded. No reimbursement will be required if at any time in the future U.S. Cellular becomes a member of another affiliated group in which U.S. Cellular is not the common parent or fewer than 500,000 Series A Common Shares are outstanding. In addition, reimbursement will not be required on account of the income of any subsidiary of U.S. Cellular if more than 50% of the voting power of such subsidiary is held by a person or group other than a person or group owning more than 50% of the voting power of TDS.

        Rules similar to those described above will be applied to any state or local franchise or income tax liabilities to which TDS and U.S. Cellular and its subsidiaries are subject and which are required to be determined on a unitary, combined or consolidated basis. Payments by U.S. Cellular to TDS for Federal and state income taxes totaled $116.5 million in 2001.

Cash Management Agreement

        From time to time we deposit our excess cash with TDS for investment under TDS's cash management program pursuant to the terms of a cash management agreement. Such deposits are available to us on demand and bear interest each month at the 30-day commercial paper rate reported in The Wall Street Journal on the last business day of the preceding month plus 1/4%, or such higher rate as TDS may in its discretion offer on such demand deposits. We may elect to place funds for a longer period than on demand in which event, if such funds are placed with TDS, they will bear interest at the commercial paper rate for investments of similar maturity plus 1/4%, or at such higher rate as TDS may in its discretion offer on such investments.

Intercompany Agreement

        In order to provide for certain transactions and relationships between the parties, U.S. Cellular and TDS have agreed under an intercompany agreement, among other things, as follows:

        Services.    U.S. Cellular and TDS make available to each other from time to time services relating to operations, marketing, human resources, accounting, customer services, customer billing, finance, and general administration, among others. Unless otherwise provided by written agreement, services provided by TDS or any of its subsidiaries are charged and paid for in conformity with the customary practices of TDS for charging TDS's non-telephone company subsidiaries. Payments by us to TDS for such services totaled $49.7 million in 2001. For services provided to TDS, we receive payment for the salaries of our employees and agents assigned to render such services (plus 40% of the cost of such salaries in respect of overhead) for the time spent rendering such services, plus out-of-pocket expenses. Payments by TDS to us for such services were nominal in 2001.

        Equipment and Materials.    We purchase materials and equipment from TDS and its subsidiaries on the same basis as materials and equipment are purchased by any TDS affiliate from another TDS affiliate. Purchases by us from TDS affiliates totaled $6.0 million in 2001.

        Accountants and Legal Counsel.    We have agreed to engage the firm of independent public accountants selected by TDS for purposes of auditing our financial statements, including the financial statements of our direct and indirect subsidiaries, and providing tax, data processing and all other accounting services and advice. We have also agreed that, in any case where legal counsel is to be engaged to represent the parties for any purpose, TDS has the right to select the counsel to be engaged, which may be the same counsel selected to represent TDS unless such counsel deems there to be a conflict. If we use the same counsel as TDS, each of us and TDS is responsible for the portion of the fees and expenses of such counsel determined by such counsel to be allocable to each.

        Indemnification.    We have agreed to indemnify TDS against certain losses, claims, damages or liabilities, including those arising out of: (1) the conduct of our business (except where the loss, claim, damage or liability arises principally from TDS's gross negligence or willful misconduct); and (2) any inaccurate representation or breach of warranty under the Intercompany Agreement. TDS will similarly indemnify us with respect to: (1) the conduct by TDS of its non-cellular businesses before July 1, 1987 (except where the loss, claim, damage or liability arises principally from U.S. Cellular's gross negligence or willful misconduct); and (2) any inaccurate representation or breach of warranty under the intercompany agreement.

        Disposal of Company Securities.    TDS will not dispose of any of our securities held by it if such disposition would result in the loss of any license or other authorization held by us and such loss would have a material adverse effect on us.

        Transfer of Assets.    Without the prior written consent of TDS, we may not transfer (by sale, merger or otherwise) more than 15% of our consolidated assets unless the transferee agrees to become subject to the Intercompany Agreement.

Registration Rights Agreement; Other Sales of Common Shares

        Under a registration rights agreement, we have agreed, upon the request of TDS, to file one or more registration statements under the Securities Act of 1933 or take other appropriate action under the laws of foreign jurisdictions in order to permit TDS to offer and sell, domestically or abroad, any of our debt or equity securities that TDS may hold at any time. TDS will pay all costs relating thereto and any underwriting discounts and commissions relating to any such offering, except that we will pay the fees of any counsel, accountants, trustees, transfer agents or other agents retained by U.S. Cellular in connection therewith. TDS has the right to select the counsel we retain to assist it to fulfill any of its obligations under the registration rights agreement.

        There is no limitation on the number or frequency of the occasions on which TDS may exercise its registration rights, except that we will not be required to comply with any registration request unless, in the case of a class of equity securities, the request involves at least the lesser of 1,000,000 shares or 1% of the total number of shares of such class then outstanding, or, in the case of a class of debt securities, the principal amount of debt securities covered by the request is at least $5,000,000. We have also granted TDS the right to include its securities in certain registration statements covering offerings by us and will pay all costs of such offerings other than incremental costs attributable to the inclusion of our securities owned by TDS in such registration statements.

        We will indemnify TDS and its officers, directors and controlling persons against certain liabilities arising under the laws of any country in respect of any registration or other offering covered by the registration rights agreement. We have the right to require TDS to delay any exercise by TDS of its rights to require registration and other actions for a period of up to 90 days if, in our judgment, any offering by us then being conducted or about to be conducted would be materially adversely affected. TDS has further agreed that it will not include any of our securities in any registration statement filed by us which, in the judgment of the managing underwriters, would materially adversely affect any offering by us. The rights of TDS under the registration rights agreement are transferable to non-affiliates of TDS.

Insurance Cost Sharing Agreement

        Pursuant to an insurance cost sharing agreement, we and our officers, directors and employees are afforded coverage under certain insurance policies purchased by TDS. A portion of the premiums payable under each such policy is allocated by TDS to us on the same basis as premiums were allocated before the insurance cost sharing agreement was entered into, if the policies are the same as or similar to the policies in effect before the insurance cost sharing agreement was entered into, or on such other reasonable basis as TDS may select from time to time. If TDS decides to change the allocation of premiums at any time, TDS will consult with us before the change is made, but the decision as to whether to make the change will be in the reasonable discretion of TDS. We believe that the amounts payable by us under the insurance cost sharing agreement are generally more favorable than the premiums we would pay if we were to obtain coverage under separate policies.

Employee Benefit Plans Agreement

        Under an employee benefit plans agreement, our employees participate in the TDS tax-deferred savings plan. We reimburse TDS for the costs associated with such participation. In addition, we have agreed to reimburse TDS for certain costs incurred by TDS in connection with the issuance of stock under the TDS employee stock purchase plans to our employees.

Other Arrangements

        Walter C. D. Carlson, a director of U.S. Cellular and a director and non-executive Chairman of the Board of the board of directors of TDS, Michael G. Hron, the General Counsel and an Assistant Secretary of U.S. Cellular and TDS and the General Counsel, Secretary or an Assistant Secretary of certain subsidiaries of TDS, William S. DeCarlo, the Assistant General Counsel of TDS and an Assistant Secretary of TDS and certain subsidiaries of TDS, and Stephen P. Fitzell, the Assistant General Counsel and an Assistant Secretary of U.S. Cellular and the Assistant General Counsel of TDS Telecom and the Assistant Secretary of certain other subsidiaries of TDS, are partners of Sidley Austin Brown & Wood, the principal law firm of U.S. Cellular, TDS and their subsidiaries. Walter C. D. Carlson is also a trustee and beneficiary of the voting trust which controls TDS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        On February 28, 2002, there were outstanding 53,048,208 Common Shares, par value $1.00 per share (excluding 1,998,060 shares held by U.S. Cellular and 22,534 shares held by a subsidiary), and 33,005,877 Series A Common Shares, par value $1.00 per share, representing a total of 86,054,085 shares of common stock. As of February 28, 2002, no shares of our Preferred Stock, par value $1.00 per share, were outstanding. Holders of outstanding Common Shares are entitled to elect 25% of the directors (rounded up to the nearest whole number) and are entitled to one vote for each Common Share held in such holder's name with respect to all matters on which the holders of Common Shares are entitled to vote at the annual meeting. The holder of Series A Common Shares is entitled to elect 75% of the directors (rounded down to the nearest whole number) and is entitled to ten votes for each Series A Common Share held in such holder's name with respect to all other matters on which the holder of Series A Common Shares is entitled to vote. Accordingly, the voting power of the Series A Common Shares with respect to matters other than the election of directors was 330,058,770 votes, and the total voting power of all outstanding shares of capital stock was 383,106,978 as of February 28, 2002.

Security Ownership of U.S. Cellular by Certain Beneficial Owners

        The following table sets forth, as of February 28, 2002, or the latest practicable date, information regarding the person(s) who beneficially own more than 5% of any class of our voting securities.

Shareholder's Name and Address	Title of Class or Series	Shares of Class or Series Owned(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
Telephone and Data Systems, Inc. 30 North LaSalle Street Chicago, Illinois 60602	Common Shares Series A Common Shares(3)	37,782,826 33,005,877	71.2% 100.0%	43.9% 38.4%	9.9% 86.2%

(1)
The nature of beneficial ownership is sole voting and investment power unless otherwise specified.

(2)
Represents voting power in matters other than the election of directors.

(3)
The Series A Common Shares are convertible on a share-for-share basis into Common Shares.

Security Ownership of U.S. Cellular by Management

        Several of our officers and directors indirectly hold substantial ownership interests in U.S. Cellular by virtue of their ownership of the capital stock of TDS. See "Beneficial Ownership of TDS by Directors and Executive Officers of U.S. Cellular" below. In addition, the following executive officers and directors and all officers and directors as a group beneficially owned the following number of our Common Shares as of February 28, 2002 or the latest practicable date:

Name	Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
LeRoy T. Carlson, Jr., Sandra L. Helton, C. Theodore Herbert, Peter L. Sereda and Michael G. Hron(3)	Common Shares	225,510	*	*	*
LeRoy T. Carlson	Common Shares	1,243	*	*	*
LeRoy T. Carlson, Jr.	—	—	—	—	—
John E. Rooney(4)(10)	Common Shares	36,865	*	*	*
Walter C. D. Carlson	Common Shares	1,178	*	*	*
Sandra L. Helton	—	—	—	—	—
Kenneth R. Meyers(5)(10)	Common Shares	50,459	*	*	*
Paul-Henri Denuit	—	—	—	—	—
J. Samuel Crowley	—	—	—	—	—
Barrett A. Toan	—	—	—	—	—
Richard W. Goehring(6)	Common Shares	39,037	*	*	*
Jay M. Ellison(7)	Common Shares	7,913	*	*	*
All directors and executive officers as a group (25 persons)(8)(9)	Common Shares	460,428	*	*	*

*
Less than 1%.

(1)
The nature of beneficial ownership is sole voting and investment power unless otherwise specified.

(2)
Represents voting power in matters other than the election of directors.

(3)
Represents Common Shares acquired through company-match contributions by the persons named as members of the investment management committee of the TDS tax deferred savings trust. Does not include 195,951 Common Shares acquired by such trust with employee contributions for which voting and investment power is passed through to plan participants. Such members of the investment management committee disclaim beneficial ownership of all such shares except for shares held for their individual benefit in such trust.

(4)
Includes 26,000 Common Shares subject to options or SARs which are currently exercisable or exercisable within 60 days. Also includes shares of restricted stock which are subject to future vesting.

(5)
Includes 22,504 Common Shares subject to options or SARs which are currently exercisable or exercisable within 60 days. Also includes shares of restricted stock which are subject to future vesting. Also includes 1,000 Common Shares which are held by a trust for which Mr. Meyers is a trustee. Mr. Meyers disclaims beneficial ownership of such shares.

(6)
Includes 14,824 Common Shares subject to options or SARs which are currently exercisable or exercisable within 60 days. Also includes shares of restricted stock which are subject to future vesting.

(7)
Includes 4,242 Common Shares subject to options or SARs which are currently exercisable or exercisable within 60 days. Also includes shares of restricted stock which are subject to future vesting.

(8)
Includes 116,726 Common Shares subject to options or SARs which are currently exercisable or exercisable within 60 days. Also includes shares of restricted stock which are subject to future vesting.

(8)
Includes shares as to which voting and/or investment power is shared.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder require our directors and officers, and persons who are deemed to own more than ten percent of our Common Shares, to file certain reports with the SEC with respect to their beneficial ownership of our Common Shares. The reporting persons are also required to furnish us with copies of all such reports they file.

        Based on a review of copies of such reports furnished to us by such reporting persons and written representations by our directors and officers, we believe that all filing requirements under Section 16 of the Securities Exchange Act applicable to such reporting persons during and with respect to 2001 were complied with on a timely basis.

Description of TDS Securities

        The authorized capital stock of TDS includes Common Shares, $.01 par value (the "TDS Common Shares"), Series A Common Shares, $.01 par value, (the "TDS Series A Shares") and Preferred Shares, $.01 par value (the "TDS Preferred Shares"). As of February 28, 2002, 51,824,928 TDS Common Shares (excluding 3,853,276 Common Shares held by TDS and 484,012 Common Shares held by a subsidiary of TDS), 6,775,973 TDS Series A Shares and 74,423 TDS Preferred Shares were outstanding.

        The TDS Series A Shares have ten votes per share, and TDS Common Shares and TDS Preferred Shares have one vote per share. The holders of TDS Series A Shares, TDS Common Shares and TDS Preferred Shares vote as a single group, except with respect to matters as to which the Delaware General Corporate Law grants class voting rights and with respect to the election of directors. With respect to the election of directors, the holders of TDS Common Shares are entitled to elect 25% of the directors of TDS, rounded up to the nearest whole number, plus one director, and the holders of TDS Series A Shares and TDS Preferred Shares, voting as a group, are entitled to elect the remaining members of the board of directors of TDS.

Beneficial Ownership of TDS by Directors and Executive Officers of U.S. Cellular

        The following table sets forth the number of TDS Common Shares and TDS Series A Shares beneficially owned by each director of U.S. Cellular, by each executive officer named in the Summary Compensation Table and by all directors and executive officers of U.S. Cellular as a group as of February 28, 2002 or the latest practicable date.

Name of Individual or Number of Persons in Group	Title of TDS Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of TDS Class or Series	Percent of Shares of TDS Common Stock	Percent of TDS Voting Power(2)
LeRoy T. Carlson, Jr., Walter C. D. Carlson, Letitia G. C. Carlson and Prudence E. Carlson(3)	TDS Series A Shares	6,295,492	92.9%	10.7%	52.6%
LeRoy T. Carlson, Jr., Sandra L. Helton, C. Theodore Herbert, Peter L. Sereda and Michael G. Hron(4)	TDS Common Shares	26,973	*	*	*
	TDS Series A Shares	73,576	1.1%	*	*
LeRoy T. Carlson, Jr., Sandra L. Helton, C. Theodore Herbert, Peter L. Sereda and Michael G. Hron(5)	TDS Common Shares	155,549	*	*	*
LeRoy T. Carlson(6)	TDS Common Shares	193,794	*	*	*
	TDS Series A Shares	52,099	*	*	*
LeRoy T. Carlson, Jr.(7)	TDS Common Shares	237,372	*	*	*
	TDS Series A Shares	17,178	*	*	*
Walter C. D. Carlson(8)	TDS Common Shares	373	*	*	*
	TDS Series A Shares	843	*	*	*
Sandra L. Helton(9)	TDS Common Shares	75,601	*	*	*
John E. Rooney	TDS Common Shares	179
Kenneth R. Meyers(10)	TDS Common Shares	1,368	*	*	*
Paul-Henri Denuit	—	—	—	—	—
J. Samuel Crowley	—	—	—	—	—
Barrett A. Toan	—	—	—	—	—
Jay M. Ellison	—	—	—	—	—
Richard W. Goehring(10)	TDS Common Shares	543	*	*	*
All directors and executive officers as a group (25 persons)(10)(11)	TDS Common Shares	692,293	1.3%	1.2%	*
	TDS Series A Shares	6,439,185	95.0%	11.0%	53.8%

*    Less than 1%

(1)
The nature of beneficial ownership is sole voting and investment power, unless otherwise specified.

(2)
Represents voting power in matters other than the election of directors.

(3)
The shares of TDS listed are held by the persons named as trustees under a voting trust which expires June 30, 2009, created to facilitate long-standing relationships among the trust certificate holders. Under the terms of the voting trust, the trustees hold and vote the TDS Series A Shares of TDS held in the trust. If the voting trust were terminated, the following persons would each be deemed to own beneficially over 5% of the outstanding TDS Series A Shares: Margaret D. Carlson (wife of LeRoy T. Carlson), LeRoy T. Carlson, Jr., Walter C. D. Carlson, Prudence E. Carlson, Dr. Letitia G. C. Carlson (children of LeRoy T. Carlson and Margaret D.

  Carlson), and Donald C. Nebergall, as trustee under certain trusts for the benefit of the heirs of LeRoy T. and Margaret D. Carlson and an educational institution.

(4)
Voting and investment control is shared by the persons named as members of the investment management committee of the TDS Pension Plan. Such members disclaim beneficial ownership of such shares, which are held for the benefit of plan participants.

(5)
Includes only shares acquired with Company contributions for the benefit of plan participants, for which voting and investment control is shared by the persons named as members of the investment management committee of the TDS tax-deferred savings trust. Does not include 176,215 shares acquired by such plan with employee contributions for which voting and investment control is passed through to plan participants. The members of the investment management committee disclaim beneficial ownership of such shares, except for shares held in such plan for their benefit.

(6)
Includes 180,388 TDS Common Shares that Mr. LeRoy T. Carlson may purchase pursuant to stock options which are currently exercisable or exercisable within 60 days, and 52,099 TDS Series A Shares held by Mr. Carlson's wife. Beneficial ownership is disclaimed as to the shares held by Mr. Carlson's wife. Does not include 216,296 TDS Series A Shares held for the benefit of Mr. LeRoy T. Carlson, 636,926 TDS Series A Shares held for the benefit of Mr. Carlson's wife or 51,256 TDS Series A Shares held for the benefit of certain grandchildren of Mr. Carlson (an aggregate of 904,478 shares, or 13.3% of class) in the voting trust described in footnote (3) above. Beneficial ownership is disclaimed as to TDS Series A Shares held for the benefit of his wife and grandchildren in such voting trust.

(7)
Includes 1,109 TDS Common Shares and 5,060 TDS Series A Shares held by Mr. Carlson's wife outside the voting trust. Includes 223,476 TDS Common Shares that Mr. LeRoy T. Carlson, Jr. may purchase pursuant to stock options which are currently exercisable or exercisable within 60 days. Does not include 1,078,040 TDS Series A Shares (15.9% of class) held in the voting trust referred to in footnote (3) above, of which 1,035,230 shares are held for the benefit of Mr. LeRoy T. Carlson, Jr. Beneficial ownership is disclaimed with respect to an aggregate of 42,810 TDS Series A Shares held for the benefit of his wife, his children and others in such voting trust.

(8)
Does not include 1,108,760 TDS Series A Shares (16.4% of class) held in the voting trust referred to in footnote (3) above, of which 1,074,072 shares are held for the benefit of Mr. Walter C. D. Carlson. Beneficial ownership is disclaimed with respect to an aggregate of 34,688 TDS Series A Shares held for the benefit of his wife and children in such voting trust.

(9)
Includes 72,445 TDS Common Shares that Ms. Helton may purchase pursuant to stock options which are currently exercisable or exercisable within 60 days.

(10)
Includes shares held as to which voting and/or investment power is shared through joint ownership or otherwise.

(11)
Includes 476,682 shares subject to stock options exercisable on February 28, 2002 or within 60 days thereof.

Security Ownership of TDS by Certain Beneficial Owners

        In addition to the persons listed under "Beneficial Ownership of TDS by Directors and Executive Officers of U.S. Cellular," the following table sets forth, as of February 28, 2002, or the latest practicable date, information regarding the persons who own beneficially more than 5% of any class of the voting securities of TDS. The nature of beneficial ownership in this table is sole voting and investment power, except as otherwise set forth in the footnotes.

Shareholder's Name and Address	Title of Class or Series	Shares of Class or Series Owned	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(1)
Gabelli Funds, Inc.(2) One Corporate Center Rye, New York 10580	TDS Common Shares	6,208,293	12.0%	10.6%	5.2%
Southeastern Asset Management Inc.(3) 6410 Poplar Ave., Suite 900 Memphis, TN 38119	TDS Common Shares	6,081,300	11.7%	10.4%	5.1%
Franklin Mutual Advisers LLC(4) 51 John F. Kennedy Parkway Short Hills, New Jersey 07078	TDS Common Shares	4,821,880	9.3%	8.2%	4.0%
Wallace R. Weitz & Company(5) 1125 South 103rd Street, Suite 600 Omaha, Nebraska 68124-6008	TDS Common Shares	2,759,600	5.3%	4.7%	2.3%
Bennet Miller Lafayette, Indiana 47905	TDS Preferred Shares	30,000	40.3%	N/A	*
Adelene M. Lewis London, Kentucky 40741	TDS Preferred Shares	12,000	16.1%	N/A	*
Marlene Click Dayton, Ohio 45458	TDS Preferred Shares	10,917	14.7%	N/A	*
E. L. Davenport Apple Valley, California 92307	TDS Preferred Shares	5,804	7.8%	N/A	*
Edward A. Mattingly London, Kentucky 40744	TDS Preferred Shares	5,000	6.7%	N/A	*

*
Less than 1%
(1)
Represents voting power in matters other than the election of directors.
(2)
Based upon a Schedule 13F-HR filed with the SEC. Includes shares held by the following affiliates: Gabelli Asset Management Company—4,013,643 shares; Gabelli Funds, LLC—2,170,825 shares; Gabelli Securities, Inc.—23,825 shares. In such Schedule 13F-HR, such group has sole or shared investment authority over 6,208,293 shares and has reported sole voting power with respect to 6,067,893 shares and shared voting power with respect to 4,400 shares.
(3)
Based on the most recent Schedule 13G (Amendment No. 1) filed with the SEC, Southeastern Asset Management reports that it has sole power to vote or direct the vote of 3,143,600 Common Shares and shared power to vote 2,475,000 shares. Southeastern Asset Management reports that it has sole power to dispose or to direct the disposition of 3,606,300 Common Shares and shared power to dispose or direct the disposition of 2,475,000 Common Shares.
(4)
Based on the most recent Schedule 13G filed with the SEC (Amendment No. 4). Such Schedule 13G reports that Franklin Mutual Advisers, LLC exercised sole voting and investment power with respect to all such shares.
(5)
Based on the most recent Schedule 13G filed with the SEC, Wallace R. Weitz & Company reports that it has sole or shared power to vote or direct the vote of 2,731,600 TDS Common Shares and sole or shared power to dispose or to direct the disposition of 2,759,600 TDS Common Shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        See "Executive Compensation—Compensation Committee Interlocks and Insider Participation."

SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

        Proposals of shareholders intended for inclusion in our proxy statement and form of proxy relating to the 2003 annual meeting of shareholders must be received by us at our principal executive offices not later than December 18, 2002.

        Proposals by shareholders intended to be presented at the 2003 annual meeting of shareholders must be received by us at our principal executive offices not earlier than December 18, 2002 and not later than January 17, 2003 for consideration at the 2003 annual meeting of shareholders. Because this period will expire at least 45 days prior to the date of the proxy statement for the 2003 annual meeting (assuming the normal mailing and meeting schedule), the proxy solicited by the Board of Directors will confer discretionary authority to vote on any matter that may properly come before such meeting or any adjournment thereof. However, if the date of the 2003 annual meeting of shareholders is changed by more than 30 calendar days from the date of the 2002 annual meeting of shareholders, a shareholder proposal must be received by us not later than the close of business on the tenth day following the date of public notice of the date of the 2003 annual meeting of shareholders.

GENERAL

        Your proxy is being solicited by our board of directors and its agents and the cost of solicitation will be paid by U.S. Cellular. Our officers, directors and regular employees, acting on our behalf, may also solicit proxies by telephone, facsimile transmission or personal interview. We will, at our expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares of record by such persons. We retained Georgeson Shareholder Communications Inc. to aid in solicitation of proxies for a fee of $3,000, plus out-of-pocket expenses.

        We will furnish you without charge a copy of our report on Form 10-K for the fiscal year ended December 31, 2001, including the financial statements and the schedules thereto, upon written or oral request of any shareholder as of the record date, and will provide copies of the exhibits to any such documents upon payment of a reasonable fee that will not exceed our reasonable expenses incurred in connection therewith. Requests for such materials should be directed to United States Cellular Corporation, 8410 West Bryn Mawr Avenue, Suite 700, Chicago, Illinois 60631, Attention: External Reporting Department, Telephone: (773) 399-8900.

OTHER BUSINESS

        It is not anticipated that any action will be asked of the shareholders other than that set forth above, but if other matters are properly brought before the annual meeting, the persons named in the proxy will vote in accordance with their best judgment.

                      By order of the board of directors

                      KEVIN C. GALLAGHER
                       Vice President and Corporate Secretary

You are urged to sign, date
and mail your proxy promptly.

+
United States Cellular Corporation	000000 0000000000 0 0000 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext
[BARCODE] MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000000000.000 ext 000000000.000 ext 000000000.000 ext Holder Account Number C 1234567890 J N T [BARCODE]
Use a black pen. Print in CAPITAL letters inside the grey areas as shown in this example.	A	B	C	1	2	3	X	☐	Mark this box with an X if you have made changes to your name or address details above.
Annual Meeting Proxy Card

(A)    Election of Class III Director

1.
The Board of Directors recommends a vote FOR the listed nominee.

	For	Withhold
01—J. S. Crowley	☐	☐
2.
In accordance with their discretion, to vote upon
all other matters that may properly come before
said Annual Meeting and any adjournment
thereof, including matters incidental to the
conduct of the meeting.

(B)    Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.
NOTE: Please date this proxy and sign it exactly as your name or names appear. All joint owners of shares should sign. State full title when signing as executor, administrator, trustee, guardian, etc. Please return signed proxy in the enclosed envelope.

Signature 1	Signature 2	Date (dd/mm/yyyy)
/ /
A651	1 U P X	+

Proxy—United States Cellular Corporation

Proxy for Common Shares Solicited on Behalf of the Board of Directors for the
Annual Meeting of the Shareholders of UNITED STATES CELLULAR CORPORATION
To Be Held on May 16, 2002

The undersigned hereby appoints LeRoy T. Carlson, Jr. and John E. Rooney, or either of them acting in the absence of the other, with power of substitution, attorneys and proxies for and in the name and place of the undersigned, to vote the number of Common Shares that the undersigned would be entitled to vote if then personally present at the 2002 Annual Meeting of the Shareholders of United States Cellular Corporation, to be held on Thursday, May 16, 2002, or at any adjournment thereof, as set forth in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged, as designated on the reverse side hereof.

The Board of Directors recommends a vote "FOR" the nominee in Proposal 1.

This proxy, when properly executed, will be voted in the manner directed on the reverse side hereof. If no direction is made, this proxy will be voted "FOR" the nominee in Proposal 1. If a nominee is unable to serve or for good cause will not serve, the persons named in this proxy shall have discretionary authority to vote for a substitute nominee designated by the Board of Directors (unless authority to vote for nominees has been withheld).

Whether or not you are able to attend the Annual Meeting of Shareholders, it is important that your shares be represented. Accordingly, please complete and sign the proxy card, and mail the card in the enclosed postage paid envelope addressed to United States Cellular Corporation, c/o Computershare Investor Services.

(Continued and to be signed on Reverse Side)

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT
VOTING INFORMATION
PROPOSAL ELECTION OF DIRECTORS
Class III Directors—Terms Scheduled to Expire in 2005
Class I Directors—Terms Scheduled to Expire in 2003
Class II Directors—Terms Scheduled to Expire in 2004
COMMITTEES AND MEETINGS
REPORT OF AUDIT COMMITTEE
FEES PAID TO PRINCIPAL ACCOUNTANTS
INDEPENDENT PUBLIC ACCOUNTANTS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
Summary Compensation Table
Individual Option Grants in 2001
Aggregated Option/SAR Exercises in 2001 and Aggregated December 31, 2001 Option/SAR Value
COMPARATIVE FIVE-YEAR TOTAL RETURNS* U.S. Cellular, S&P 500, Peer Group (Performance results through 12/31/01)
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING
GENERAL
OTHER BUSINESS